Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of People’s United Financial, Inc. on Form S-8 File No. 333-226342 of our report dated June 28, 2019, with respect to our audits of the financial statements and related financial statement schedule of the Farmington Bank 401(k) Plan as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 appearing in the Annual Report on Form 11-K of the Farmington Bank 401(k) Plan for the year ended December 31, 2018.

/s/ Marcum LLP

New Haven, CT
June 28, 2019